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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form N-4 (No. 333-182946) of Forethought Life Insurance Company of our report dated April 9, 2014 relating to the statutory financial statements and supplemental schedules of Forethought Life Insurance Co., which appears in such Registration Statement. We also consent to the use in the Registration Statement of our report dated April 11, 2014, relating to the financial statements of Forethought Life Insurance Company Separate Account A, which appears in such Registration Statement. We also consent to the reference to us as experts under the heading "Independent Registered Public Accounting Firms" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, TX
August 5, 2014